Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BLACKSKY TECHNOLOGY INC.

BlackSky Technology Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), certifies that:
1.The name of the Company is BlackSky Technology Inc. The Company was originally incorporated under the name of OSPREY ACQUISITION CORP. II, and the original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on June 15, 2018, as amended and thereafter filed on September 27, 2018 (changing the name of the Company to OSPREY ENERGY ACQUISITION CORP. II), June 17, 2019 (changing the name of the Company to OSPREY TECHNOLOGY ACQUISITION CORP.), November 1, 2019, and September 9, 2021 (changing the name of the Company to BlackSky Technology Inc.).
2.Section 1 of ARTICLE IV of the Company’s Amended and Restated Certificate of Incorporation is hereby amended to add the following paragraph at the end of Section 1 of ARTICLE IV:
“Upon the effectiveness of the filing of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation adding this paragraph (the “Effective Time”), each two (2) to twenty-five (25) shares of Class A Common Stock issued immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock, without any further action by the Company or any holder thereof, the exact ratio within the two to twenty-five range to be determined by the Board of Directors of the Company prior to the Effective Time and publicly announced by the Company, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of Class A Common Stock shall be issued in connection with the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Class A Common Stock (the “Old Certificates”) shall, until surrendered to the Company in exchange for a certificate representing such new number of shares of Class A Common Stock, automatically represent that number of shares of Class A Common Stock into which the shares of Class A Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”
3.On September 4, 2024, the Board of Directors of the Company determined that each 8 shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) issued immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock. The Company publicly announced this ratio on September 4, 2024.
4.This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
5.This Certificate of Amendment shall become effective on September 6, 2024 at 4:15 p.m. Eastern Time.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment is duly executed by the undersigned officer of the Company on September 4, 2024.

By: /s/ Christiana Lin
Name: Christiana Lin
Title: General Counsel and Secretary